Exhibit 99.1

Puradyn Reports 2010 Year End Financial Results

- 2010 Net Sales Increase 62.5% over 2009 Net Sales -

Boynton Beach, FL - [April 7, 2011] - Puradyn Filter Technologies Incorporated (OTCQB: PFTI) today announced financial results for the year ended December 31, 2010.

Net sales increased 62.5% in 2010 compared to 2009.  This increase was attributable primarily to a significant resumption of sales by some of our major customers, which had decreased in 2009.  We anticipate these customers will provide a lower, but still significant, percentage of sales in 2011.

International sales increased 15.2% in 2010 compared to 2009, and domestic sales increased approximately 77.5% in 2010 compared to 2009.  Net loss in 2010 was approximately $1.57 million or ($0.04) per share, basic and diluted, as compared to a net loss of approximately $2.07 million or ($0.05) per share, basic and diluted in the previous year.

Loss from operations decreased by approximately $360,000 for 2010 from 2009, or from approximately $1.74 million in 2009 to $1.38 million in 2010.  Cost of products sold, as a percentage of sales, decreased from approximately 92% for 2009 to approximately 76% for 2010.  The majority of the decrease in our overall cost of sales is attributable to the higher sales volume, which improved overhead costs absorption.

Kevin G. Kroger, President and COO, stated, “2010 saw the Company continue to make progress in our targeted industries by providing cost savings through safely extending oil change intervals for engines with extremely large oil sumps.  The lessons learned from this past economic downturn have shown how significant it is to research alternative ways to reduce operating costs, such as the use of bypass oil filtration to safely extend the oil’s life.  Several of our customers are finding additional benefits by reducing their carbon footprint.

“In 2010 we also expanded our solutions base through patent applications.  The new patent applications were based on a combination of technological responses to end-users and OEMs looking for solutions to specific issues, as well as continued advancements in our development of filter technology.”

Kroger continued, “The 3rd quarter last year allowed us to achieve one of the best sales quarters ever recorded in the history of the Company, and set a new foundation to build upon in 2011.   We enter 2011 with momentum from an improved year in 2010.  We saw strong product performance in an extremely difficult environment, which allowed us to continue to build the reputation of a bypass filtration system that delivers cost savings benefits in all kinds of applications.”

Kroger concluded, “Overall, we are encouraged by the developments from 2010 and remain cautiously optimistic for continuing improvement in 2011.”

For further discussion relevant to the Company’s financial status, you can request a copy of the Company’s annual report on Form 10-K at (561) 547-9499 or go the Investors Relations section of the Company’s website at www.puradyn.com.  A copy is also available from the SEC website at www.sec.gov.

About Puradyn Filter Technologies Incorporated

Puradyn (OTCQB: PFTI) designs, manufactures and markets the puraDYN® Oil Filtration System, the most effective bypass filtration product on the market today.  It continuously cleans lubricating oil and maintains oil viscosity to safely and significantly extend oil change intervals and engine life.   Effective for internal combustion engines, transmissions and hydraulic applications, the Company’s patented and proprietary system is a cost-effective and energy-conscious solution targeting an annual $15 billion potential industry.  Puradyn equipment has been certified as a ‘Pollution Prevention Technology’ by the California Environmental Protection Agency and was selected as the manufacturer used by the US Department of Energy in a three-year evaluation to research and analyze performance, benefits and cost analysis of bypass oil filtration technology.

STATEMENTS IN THIS PRESS RELEASE WHICH ARE NOT HISTORICAL DATA ARE FORWARD-LOOKING STATEMENTS WHICH INVOLVE KNOWN AND UNKNOWN RISKS, UNCERTAINTIES OR OTHER FACTORS NOT UNDER THE COMPANY’S CONTROL, INCLUDING BUT NOT LIMITED TO THE POSSIBLE INABILITY TO RAISE CAPITAL FUNDS, LACK OF PROTECTION FROM INTELLECTUAL PROPERTY, VULNERABILITY BECAUSE OF MANUFACTURING A LIMITED NUMBER OF PRODUCTS, DEPENDENCE ON DISTRIBUTORS, ORDERS PREVIOUSLY STATED IN THIS PRESS RELEASE MAY NOT MATERIALIZE, AND THE POSSIBILITY THAT THE PRODUCTS DO NOT MEET CUSTOMERS’ NEEDS, WHICH MAY CAUSE ACTUAL RESULTS, PERFORMANCE OR ACHIEVEMENTS OF THE COMPANY TO BE MATERIALLY DIFFERENT FROM THE RESULTS, PERFORMANCE OR OTHER EXPECTATIONS IMPLIED BY THESE FORWARD-LOOKING STATEMENTS.  THESE FACTORS INCLUDE, BUT ARE NOT LIMITED TO, THOSE DETAILED IN THE COMPANY’S PERIODIC FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION.

Puradyn Filter Technologies Incorporated

Consolidated Statements of Operations

	Years Ended December 31
	2010	2009

Net sales	$3,106,492	$1,911,451

Costs and expenses:
Cost of products sold	2,355,198	1,766,434
Salaries and wages	1,034,556	1,001,438
Selling and administrative	1,093,682	880,899
Total Operating Costs	4,483,436	3,648,771
Loss from operations	(1,376,944)	(1,737,320)

Other (expense) income:
Interest income	(33,854)	(175,672)
Interest expense	(163,258)	(157,606)
Total other expense	(197,112)	(333,278)

Income taxes	—	—

Net loss	$(1,574,056)	$(2,070,598)

Basic and diluted loss per common share	$(.04)	$(.05)

Basic and diluted weighted average common shares Outstanding	44,865,168	39,963,227

See accompanying notes to consolidated financial statements in the Company’s 10-K.

CONTACT:
Kathryn Morris
Director
Corporate Communications
(T) 561 547 9499, x 226
investor-relations@puradyn.com
http://www.puradyn.com

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